Exhibit 23.3 - Consent of Glen Macdonald

GLEN MACDONALD

420 - 625 Howe Street
Vancouver, British Columbia
Canada, V6C 2T6

(604) 719-8129

To: United States Securities and Exchange Commission

I, Glen Macdonald, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Geological Summary Report on the Alice Claim” dated November, 2006 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or an Annual Information Form of Patterson Brooke Resources Inc.

I hereby consent to the inclusion of my name as an expert in Patterson Brooke Resources Inc. Form SB -2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Patterson Brooke Resources Inc.

Dated: November 30, 2006

[Seal of Stamp of Qualified Person]
GLEN MACDONALD

Glen Macdonald